                                                                    EXHIBIT 99.1

              BRADLEY REAL ESTATE SIGNS DEFINITIVE MERGER AGREEMENT
                    WITH HERITAGE PROPERTY INVESTMENT TRUST;
                         BRADLEY SHAREOWNERS TO RECEIVE
                        $22 PER SHARE CASH IN TRANSACTION



NORTHBROOK, Ill., May 15, 2000--Bradley Real Estate, Inc. (NYSE: BTR) announced today that it has executed a definitive merger agreement pursuant to which Bradley will merge into Heritage Property Investment Trust, Inc., a private real estate investment trust headquartered in Boston, Massachusetts.

Under the terms of the agreement, the shareowners of Bradley Common Stock will receive $22.00 per share cash for all outstanding shares of Bradley. Each of the limited partners of Bradley Operating Limited Partnership will be offered the opportunity to receive the same cash consideration as the common stockholders, or $22.00 per unit, in exchange for their limited partnership interest. The holders of Bradley 8.4% Series A Convertible Preferred Stock will receive approximately $22.45815 per share cash for all outstanding shares in accordance with their terms, based on the conversion ratio into Common Stock of approximately 1.0208. Following the merger, Bradley Operating Limited Partnership's $275 million in outstanding Unsecured Notes, 8.875% Series B Cumulative Redeemable Perpetual Preferred Units and 8.875% Series C Cumulative Redeemable Perpetual Preferred Units will remain outstanding.

Prudential Real Estate Investors (PREI) and Prudential Mortgage Capital Company
(PMCC) have provided equity and debt financing commitments to Heritage for the transaction. PMCC is the commercial mortgage arm of The Prudential Insurance Company of America, while PREI acts as Prudential's global real estate money management and advisory.

Under the terms of the transaction, key managers and operating personnel at Bradley are expected to be part of the merged entity. The existing Heritage Board will constitute the Board of Directors of the merged entity. Thomas D'Arcy, Bradley's Chairman and CEO will resign effective upon the closing of the transaction.

The merger agreement has been unanimously approved by the boards of directors of both Bradley and Heritage. The merger is subject to customary closing conditions, including approval by the shareowners of Bradley Real Estate. It is anticipated that the transaction will be closed in the third quarter of 2000.

Thomas P. D'Arcy, chairman and chief executive officer of Bradley stated "We are very pleased to announce our definitive agreement to merge into Heritage. Our shareholders will receive a strong premium to Bradley's historical trading price, and our tenants, employees and other capital providers will benefit from the strengths of a newly expanded Heritage, which will be one of the largest owners of neighborhood and community shopping centers. This transaction is the result of the ongoing efforts by the Board and management to realize and maximize value for the shareowners of the company. Given the continued gap between our perceived value of the company and our share price, the continued high cost of capital for REITs, and the Company's relatively small size versus the REIT universe as a whole, we believe that the return of shareowners capital at a strong premium to the historical trading price and at an opportune point in the real estate cycle represents a very favorable transaction for our owners."


Thomas Prendergast, chairman and chief executive officer of Heritage, "We are very excited about this transaction since it provides enormous benefits to our company's long-term strategic direction. In Bradley, not only are we acquiring a high quality portfolio of properties, but we will also receive the benefit of a very strong corporate infrastructure with talented personnel operating at all levels. Additionally, we share Bradley's philosophy and commitment to running a conservatively financed company, which is responsive to all constituents and believe that the combined company's size, tenant and geographic diversity, institutional sponsorship and strong capitalization will allow us to reap enormous benefits for all our investors."

Upon consummation of the transaction, Heritage will be one of the largest owners of neighborhood and community centers in the country, owning 151 properties in 27 states aggregating approximately 23.6 million square feet. Heritage is a private REIT whose major investors include the New England Teamsters Trucking Industry Pension Fund and The Prudential Insurance Company of America.

Bradley Real Estate is the nation's oldest real estate investment trust and a leading owner and operator of neighborhood and community shopping centers located in the Midwest region of the United States. The company owns 96 shopping centers located in 15 states aggregating 15 million square feet of rentable space. The Company has paid 155 consecutive quarterly dividends to its shareowners.

The preceding information may contain forward-looking statements concerning the Company's plans, objectives and expectations, including statements concerning the possible outcome of such transaction, the impact of the transaction on the Company or the price of its stock and the anticipated timing of closing. Reference is made to the discussions under the captions "Risk Factors" in the Company's 1999 Form 10-K report which includes a discussion of certain factors that could cause actual results to differ materially from those in forward-looking statements.

                   ADDITIONAL INFORMATION AND WHERE TO FIND IT

         Bradley Real Estate, Inc. plans to mail a proxy statement to its stockholders containing information about the merger. Investors and securityholders of Bradley Real Estate, Inc. are advised to read the proxy statement carefully when it becomes available because it will contain important information about Heritage, the merger, the persons soliciting proxies related to the merger, their interest in the merger, and related matters. Investors and securityholders may obtain free copies of the proxy statement (when available) and other documents filed by Bradley at the Securities and Exchange Commission's website at http://www.sec.gov. Free copies of the proxy statement will also be available from Bradley by directing such requests to the attention of

Ms. Marianne Dunn, Bradley Real Estate, Inc., 40 Skokie Boulevard, Suite 600, Northbrook, Illinois 60602, telephone (847) 272-9800.

                       INFORMATION CONCERNING PARTICIPANTS

         Bradley, its directors, executive officers and certain other members of management and employees may be soliciting proxies from Bradley stockholders in favor of the merger. As of the date of this communication, the officers and directors of Bradley each beneficially owned less than 1% of the outstanding common stock of Bradley, other than Joseph E. Hakim who beneficially owns approximately 1.4%.


To receive additional information on Bradley Real Estate free of charge via fax, dial 1-800-PRO-INFO and enter "BTR" or visit the company's website at
                            www.bradleyrealestate.com